Security Information








Security Purchased


CUSIP
TRETTLK00013


Issuer
TURK TELEKOMUNIKASYON AS


Underwriters
DBSI, Garanti Securities, ING Bank, Merrill
Lynch


Years of continuous operation, including predecessors
> 3 years


Ticker
TTKOM TI


Is the affiliate a manager or co-manager of offering?
Joint Lead Manager


Name of underwriter or dealer from which
 purchased
Merrill Lynch


Firm commitment underwriting?
Yes


Trade date/Date of Offering
5/9/2008


Total dollar amount of offering sold to QIBs
 $                             1,919,179,878


Total dollar amount of any concurrent public
offering
 $                                 -


Total
 $                             1,919,179,878


Public offering price
 $                                 3.66


Price paid if other than public offering price
 N/A


Underwriting spread or commission



Rating
N/A


Current yield
N/A










Fund Specific Information








Board
Total Share Amount
Purchased
$ Amount of
Purchase
% of Offering
Purchased by the
Fund
Security
Performance^
Fund Performance^
Measurement Date*
DWS Funds







DWS Communications Fund
DWS
500,000
 $
1,827,790
0.10%



Total

500,000
 $
1,827,790
0.10%











^The Security and Fund Performance is calculated based on information provided by State Street Bank.




*If a Fund executed multiple sales of a security, the final sale date is listed. If a Fund still held the security as of the quarter-end, the quarter-end date is listed.